EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in this Registration Statement on Form S-3 (for the registration of additional senior notes of Washington Real Estate Investment Trust) filed pursuant to Rule 462(b) of the Securities Act of 1933 to the reference to our firm as experts in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-81913) and related Prospectus of Washington Real Estate Investment Trust for the registration of $325,546,875 of its common shares, preferred shares, common share warrants and debt securities and to the incorporation by reference therein of our report dated February 19, 2003, with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust included in its Annual Report on Form 10-K for the year ended December 31, 2002 and our report dated August 25, 2003 with respect to the statement of revenues over certain operating expenses of 1776 G Street, NW, Washington, D.C. included in its Current Report on Form 8-K/A dated August 7, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

December 8, 2003